Exhibit 11


                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                             Life USA HOLDING, INC.
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                        Three months ended June 30,         Six months ended June 30,
                                                       ----------------------------      ----------------------------
                                                              1998             1997             1998             1997
                                                       -----------      -----------      -----------      -----------
BASIC

Weighted-average shares outstanding                     25,914,569       21,517,148       25,844,861       21,450,069
                                                       ===========      ===========      ===========      ===========

Net income                                             $     5,574      $     5,331      $    11,583      $    10,476
                                                       ===========      ===========      ===========      ===========

Per common share amount                                $       .22      $       .25      $       .45      $       .49
                                                       ===========      ===========      ===========      ===========

DILUTED

Average shares outstanding and to be issued             25,946,755       21,541,905       25,860,954       21,462,447

Neteffect of dilutive stock options and warrants,
   having exercise prices of the average market
   price of the common stock using the treasury
   stock method                                            964,237          423,851        1,063,886          367,536

Shares assuming conversion of convertible
 subordinated debentures                                        --        2,423,399               --        2,423,399
                                                       -----------      -----------      -----------      -----------

Adjusted weighted-average shares                        26,910,992       24,389,155       26,924,840       24,253,382
                                                       ===========      ===========      ===========      ===========

Net income                                             $     5,574      $     5,331      $    11,583      $    10,476

Add convertible subordinated debenture interest,
   net of federal income tax effect                    $       --      $        218      $        85     $        435
                                                       -----------      -----------      -----------      -----------

Adjusted net income                                    $     5,574      $     5,549      $    11,668      $    10,911
                                                       ===========      ===========      ===========      ===========

Per common share amount                                $       .21      $       .23      $       .43      $       .45
                                                       ===========      ===========      ===========      ===========